Exhibit 99.4

NeoRx Corporation Announces $4.1 Million Private Placement

SEATTLE (March 4, 2005) – NeoRx Corporation (NASDAQ:NERX) today announced that the Company has entered into definitive agreements with new institutional investors relating to a private placement of $4.1 million through the sale of 3,320,00 shares of common stock and warrants to purchase an additional 1,328,00 shares of common stock.  The purchase price of the shares of common stock is $1.25 per share, and the warrants are exercisable for a period of five years at an exercise price of $2.00 per share.  NeoRx plans to use the proceeds of the transaction to initiate clinical trials for the Company’s NX 473 product candidate and other corporate objectives.  Rodman & Renshaw, LLC acted as the placement agent for this transaction.

“This financing allows NeoRx to advance our promising NX 473 platinum compound into clinical trials and reflects the Company’s goal of developing a diverse pipeline of oncology product candidates,” said Jerry McMahon, Ph.D., chairman and chief executive officer.  “We currently plan to launch a Phase II trial of NX 473 in small cell lung cancer in the first half of this year, with a proposed Phase I/II trial in colorectal cancer to follow.”

The securities were offered to accredited investors through reliance on an exemption from the registration requirements of the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.  The Company has agreed to file a registration statement within 30 days to cover the resale of the shares purchased and the shares issuable upon exercise of the warrants.  This press release does not constitute an offer to sell or the solicitation of an offer to by shares or warrants.

About NeoRx Corporation

NeoRx is a cancer therapeutics development company.  The Company’s product pipeline includes STRTM, a radiotherapeutic targeting bone, currently in a pivotal Phase III clinical trial for patients with primary refractory multiple myeloma, and NX 473, a new platinum therapy that the Company plans to evaluate in the treatment of patients with advanced lung and colorectal cancers.  For more information, visit www.neorx.com.

This release contains forward-looking statements relating to the development of the Company’s products and strategic goals that are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” “plan,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.

These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the availability of working capital and financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the availability of clinical materials from third-party suppliers, NeoRx’s ability to manufacture STR in a timely and cost-effective manner, NeoRx’s ability to successfully commercialize product candidates, and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2003, and Quarterly Report on Form 10- Q for the quarter ended September 30, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are trademarks or registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2005 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation
Julie Rathbun
Corporate Communications
206-286-2517

jrathbun@neorx.com

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